Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS QUARTERLY EARNINGS PER SHARE OF $0.44
AND ANNUAL EARNINGS PER SHARE OF $1.74
•	Pre-tax profit margin for full year remained strong at 35%

•	Opened new offices in Chicago and Tokyo staffed by veteran bankers in the fourth quarter

•	Recruited 14 Managing Directors during 2008; total Managing Directors now 48

•	Completed primary stock offering of 1.25 million shares, raising over $67.4 million
NEW YORK, January 28, 2009 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $221.9 million and net income of $49.0 million for the year ended December 31, 2008. Diluted earnings per share were $1.74 per share for the year ended December 31, 2008.
The Firm’s 2008 revenues compare with revenues of $400.4 million for 2007, which represents a decrease of $178.5 million or 45%. The Firm’s 2008 net income and diluted earnings per share compare with $115.3 million of net income and $4.01 of diluted earnings per share, respectively, for the year ended December 31, 2007, representing decreases of 58% and 57%, respectively.
The Firm’s fourth quarter revenues were $52.8 million, which compare with revenues of $97.0 million for the fourth quarter of 2007, representing a decrease of $44.2 million or 46%. The Firm’s fourth quarter net income was $12.5 million, which compares with net income of $28.5 million in the fourth quarter of 2007, representing a decrease of $16.0 million or 56%. Diluted earnings per share for the fourth quarter of 2008 were $0.44, which compares with $1.02 for the fourth quarter of 2007, representing a decrease of $0.58 per share or 57%.

The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular quarter may not be indicative of future results.
“In these extraordinary times, boards of directors and senior managements more than ever want truly independent advice from senior bankers who have judgment and experience but no conflicts of interest. Since our founding, this has been Greenhill’s model. Today, with a 13-year history and 48 Managing Directors based in 8 offices across 5 countries, we are well positioned to provide such advice on a wide range of transactions and issues in all major markets. We are pleased to report that, despite unprecedented market challenges in completing transactions, we produced strong advisory revenue for the fourth quarter. We earned significant revenue from advising clients on completed M&A transactions, as well as from advising companies in financial distress. We also completed our first fund placement assignment since recruiting a team focused in that area earlier in 2008,” Robert F. Greenhill, Chairman, commented.
“Apart from our revenue production and growth over time, what has truly distinguished Greenhill from its many large and small competitors, has been its financial discipline. In 2008, we again produced industry leading revenue productivity, pretax profit margins and returns on equity, despite investing in our franchise by adding three new offices and increasing our Managing Director count by an extraordinary 40%. In addition, our balance sheet has remained simple and transparent, our robust dividend has been maintained and we ended the year with cash balances in excess of our modest debt, leaving us well positioned for future challenges or opportunities,” Scott L. Bok, Co-Chief Executive Officer, said.
“Looking forward, we believe Greenhill’s competitive position today is far stronger than ever. Some of our competitors have disappeared through bankruptcy or merger. Those that remain have undergone massive shareholder dilution through new equity issuances, implemented extraordinary staff reductions and face the prospect of increased capital requirements and regulation. This turmoil not only creates opportunities for us to win new clients, but continues to produce extraordinary recruiting opportunities to further expand our industry expertise and geographic reach. We do not know how long the economy and financial markets will remain weak, but we intend to continue to take advantage of market weakness to expand and develop the Greenhill franchise in a cost effective manner in preparation for better times ahead,” Simon A. Borrows, Co-Chief Executive Officer, added.

Revenues
Revenues By Source
The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2008 and 2007, respectively:

	For the Three Months Ended
	December 31, 2008		December 31, 2007
	Amount	% of Total	Amount	% of Total
		(in millions, unaudited)
Advisory fees	$61.9	NM	$87.0	90%
Merchant banking & other revenue	(9.1)	NM	10.0	10%

Total revenues	$52.8	100%	$97.0	100%

		For the Year Ended
	December 31, 2008		December 31, 2007
	Amount	% of Total	Amount	% of Total
		(in millions, unaudited)
Advisory fees	$218.2	98%	$366.7	92%
Merchant banking & other revenue	3.7	2%	33.7	8%

Total revenues	$221.9	100%	$400.4	100%
Historical Revenues by Source

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
Advisory fees	$218.2	$366.7	$209.8	$142.1	$130.9
Merchant banking & other revenue	3.7	33.7	80.8	79.1	21.0

Total revenues	$221.9	$400.4	$290.6	$221.2	$151.9
Advisory Revenues
Full Year
Advisory revenues were $218.2 million in the year ended December 31, 2008 compared to $366.7 million in the year ended December 31, 2007, which represents a decrease of 41%. At the same time, worldwide completed M&A volume decreased by 32%, from $4,013 billion in 2007 to $2,735 billion in 20081. From a longer term perspective, our 2008 advisory revenues were 67% higher than in 2004, the year of our IPO.
We earned advisory revenue from 65 different clients in 2008, compared to 74 in 2007. We earned $1 million or more from 37 clients in 2008, compared to 47 in 2007. The ten largest fee-paying clients contributed 54% to our total revenues, and none of those clients had in any prior year been among our ten largest fee-paying clients. One client represented approximately 10% of total revenues in 2008 and one client represented 12% of total revenues in 2007.

1 Source: Thompson Financial as of January 19, 2009.

Historical Advisory Revenues by Client Location

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
United States	47%	36%	47%	44%	54%
Europe	44%	58%	51%	55%	43%
Canada, Latin America & Other	9%	6%	2%	1%	3%
Historical Advisory Revenues by Industry

	For the Year Ended December 31,
	2008	2007	2006	2005	2004
Communications & Media	11%	12%	15%	21%	29%
Consumer Goods & Retail	7%	20%	4%	8%	25%
Financial Services	20%	26%	10%	12%	17%
Healthcare	8%	1%	21%	—	12%
Technology	1%	2%	4%	2%	1%
Energy & Utilities	13%	6%	7%	6%	10%
Real Estate, Lodging & Leisure	8%	5%	4%	1%	4%
General Industrial & Other	32%	28%	35%	50%	2%
The decrease in our advisory fees in 2008 as compared to 2007 resulted from fewer completed assignments that were smaller in scale.
Fourth Quarter
Advisory revenues were $61.9 million in the fourth quarter of 2008 compared to $87.0 million in the fourth quarter of 2007, which represents a decrease of 29%.
Completed assignments in the fourth quarter of 2008 included:
•	the acquisition by Cheil Worldwide, Inc. of Beattie McGuinness Bungay Ltd;

•	the merger of Delta Air Lines with Northwest Airlines;

•	the sale by MAN AG of its 70% stake in MAN Ferrostaal AG to International Petroleum Investment Company (IPIC);

•	the acquisition by Moody’s Corporation of Fermat International;

•	the closing of Tenaska Power Fund II, L.P. with approximately $2.4 billion of commitments, with our Fund Placement Advisory Group acting as global placement agent;

•	the acquisition by Tesco plc of the 50% stake in Tesco Personal Finance Group Limited that it did not already own from The Royal Bank of Scotland Group plc; and

•	the sale of THUS Group plc to Cable & Wireless plc.
The decrease in our advisory fees in the fourth quarter of 2008 as compared to the same period in 2007 was due to a decrease in the scale of the completed assignments.

During the fourth quarter, the Firm announced plans to expand its operations to Chicago to cover the industrial sector and Midwest clients. Glenn Tilles, Doug Jackson and Chris Roehm, all formerly Chicago-based Managing Directors with Lehman Brothers who focused on industrial clients, joined the Firm as Managing Directors.
Also during the fourth quarter, we announced plans to expand our operations to Tokyo. Kensuke Hotta, formerly Chairman of Morgan Stanley Japan, and Hiroto Yamada, formerly head of Merrill Lynch Japan’s M&A Group, joined the Firm as Managing Directors in this new office.
Additionally, we announced the hiring of Chris Cooke as Managing Director to join our Fund Placement Advisory Group in London. Mr. Cooke was formerly with CQS, a leading London-based hedge fund and, prior to that, a Managing Director with Lehman Brothers’ Fund Placement Group.
In January 2009, Chris Riley (Frankfurt) and Edward Wakefield (London) were both promoted to Managing Director. In all, Greenhill currently has 48 Managing Directors and 6 Senior Advisors.
Merchant Banking & Other Revenues
The following table sets forth additional information relating to our merchant banking fund management and other income:

	For the		For the
	Three Months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
		(in millions, unaudited)
Management fees	$4.5	$4.6	$19.2	$17.3
Net realized and unrealized gains (losses) on investments in merchant banking funds	(15.0)	3.4	(17.5)	7.0
Net realized and unrealized merchant banking profit overrides	(1.8)	0.2	(2.7)	1.8
Other realized and unrealized investment income	2.9	0.3	1.1	2.2
Interest income	0.3	1.5	3.6	5.4

Merchant banking & other revenues	$(9.1)	$10.0	$3.7	$33.7

Full Year
For the year ended December 31, 2008, the Firm earned $3.7 million in merchant banking and other revenue compared to $33.7 million in 2007, a decrease of 89%. This decrease principally resulted from a decline in the fair market value of our merchant banking funds, offset by slightly higher management fees due to greater assets under management. During 2008 our merchant banking funds (and the Firm) recognized gains from nine (9) of our portfolio companies and recorded losses on eighteen (18) of our portfolio companies.

For the year ended December 31, 2008, our merchant banking funds invested a total of $139.3 million in new investments and add-on investments in existing portfolio companies, as compared to $254.0 million for the year ended December 31, 2007. In addition, during 2008 the Firm invested $8.0 million in GHL Acquisition Corp. (AMEX: GHQ), our special purpose acquisition company, and $22.9 million in Iridium Holdings, LLC (“Iridium”), a leading provider of voice and data mobile satellite services. GHQ has an agreement to acquire Iridium in a transaction, which is subject to stockholder approval, various regulatory approvals and other customary closing conditions.
Fourth Quarter
The Firm recorded negative ($9.1) million in merchant banking and other revenue in the fourth quarter of 2008 compared to $10.0 million in the fourth quarter of 2007. This decrease is primarily attributable to a decline in the fair market value of the GCP portfolio and lower interest income, offset by an increase in the value of other principal investments.
At December 31, 2008, the Firm had principal investments of $108.4 million, nearly all of which either were through investments in our four merchant banking funds, GHQ or Iridium. Of that amount, 21% of our investments related to the energy sector, 28% to the financial services sector and 51% to other industry sectors. We held approximately 98% of our total principal investments in North American companies, with the remainder in European companies. Our investments in companies that have become publicly traded after we first invested in them represented 25% of our total investments.
In terms of new merchant banking investment activity during the fourth quarter of 2008, our funds invested $9.4 million, 10% of which was Firm capital. In the same period in 2007, our funds invested $18.9 million, 12% of which was Firm capital.
“This was another difficult quarter for our merchant banking portfolios. While we are disappointed in these results, we have avoided extraordinary losses through more modest use of leverage than the typical merchant banking fund. We believe current weak economic and financial conditions should provide attractive opportunities to invest the substantial committed but unspent capital that remains in our three active funds,” Robert H. Niehaus, Chairman of Greenhill Capital Partners, commented.
Expenses
Operating Expenses
Our total operating expenses for the year ended December 31, 2008 were $144.0 million, which compares to $223.2 million of total operating expenses for the year ended December 31, 2007. This represents a decrease in total operating expenses of $79.2 million or 36%, reflecting principally a decrease in compensation expense which is described in more detail below. The pre-tax income margin was 35% in 2008 compared to 44% in 2007.

Fourth Quarter
Our total operating expenses for the fourth quarter of 2008 were $33.1 million, which compares to $53.7 million of total operating expenses for the fourth quarter of 2007. This represents a decrease in total operating expenses of $20.6 million or 38%, reflecting principally a decrease in compensation expense which is described in more detail below. The pre-tax income margin was 38% in the fourth quarter of 2008 compared to 45% in the fourth quarter of 2007.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the		For the
	Three Months		Year
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
		(in millions, unaudited)
Employee compensation & benefits expense	$24.2	$43.9	$102.0	$183.5
% of revenues	46%	45%	46%	46%
Non-compensation expense	8.9	9.8	42.0	39.7
% of revenues	17%	10%	19%	10%
Total operating expense	33.1	53.7	144.0	223.2
% of revenues	63%	55%	65%	56%
Minority interest in net income of affiliates	(0.3)	0.1	(0.5)	0.1
Total income before tax	20.0	43.2	78.4	177.1
Pre-tax income margin	38%	45%	35%	44%
Compensation and Benefits Expenses
Full Year
For the year ended December 31, 2008, our employee compensation and benefits expenses were $102.0 million, which reflects a 46% ratio of compensation to revenues. This amount compares to $183.5 million for the year ended December 31, 2007, which reflects a 46% ratio of compensation to revenues. The decrease of $81.5 million or 44% is due to the lower level of revenues in 2008 as compared to 2007.
Fourth Quarter
Our employee compensation and benefits expenses in the fourth quarter of 2008 were $24.2 million compared to $43.9 million for the fourth quarter of 2007. The decrease of $19.7 million or 45% is primarily due to lower level of revenues for the fourth quarter of 2008 compared to the comparable period in 2007. For the quarter ended December 31, 2008 the ratio of compensation expense to revenues was 46% as compared to 45% for the same period in 2007.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular quarter may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Full Year
For the year ended December 31, 2008, our non-compensation expenses were $42.0 million, which compared to $39.7 million for the year ended December 31, 2007, representing an increase of $2.3 million or 6%. The increase is principally related to higher occupancy costs associated with rental rate increases and new office space, increased information service costs primarily attributable to the growth in personnel, and higher interest expense related to greater average short term borrowings, partially offset by the absence of a provision for legal contingencies and a decline in foreign currency gains during the twelve months of 2008 as compared to the same period in 2007.
Non-compensation expenses as a percentage of revenues were 19% and 10% for the years ended December 31, 2008 and 2007, respectively. This increase in non-compensation expenses as a percentage of revenue in the twelve months ended December 31, 2008 as compared to the same period in the prior year reflects slightly higher expenses spread over significantly lower revenues.
Fourth Quarter
Our non-compensation expenses were $8.9 million in the fourth quarter of 2008, which compared to $9.8 million in the fourth quarter of 2007, representing a decrease of $0.9 million or 9%. The decrease is principally related to the absence of a provision for legal contingencies and lower travel costs offset by higher professional fees and decreased foreign currency gains in the fourth quarter of 2008 as compared to the same period in 2007.
Non-compensation expenses as a percentage of revenues in the three months ended December 31, 2008 were 17% compared to 10% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the three months ended December 31, 2008 as compared to the same period in the prior year reflects slightly lower expenses spread over lower revenues.
The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.

Provision for Income Taxes
Full Year
For the year ended December 31, 2008, the provision for taxes was $29.4 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes for the year ended December 31, 2007 of $61.8 million, which reflects an effective tax rate of approximately 35% for the year. The decrease in the provision for income taxes principally results from lower pre-tax income partially offset by a slightly higher effective tax rate as a greater proportion of our pre-tax income was earned in higher tax rate jurisdictions during 2008 as compared to 2007.
Fourth Quarter
The provision for taxes in the fourth quarter of 2008 was $7.5 million, which reflects an effective tax rate of approximately 38%. This compares to a provision for taxes in the fourth quarter of 2007 of $14.7 million, which reflects an effective tax rate of approximately 34% for the period. The decrease in the provision for income taxes principally results from lower pre-tax income partially offset by a slightly higher effective tax rate as a greater proportion of our pre-tax income was earned in higher tax rate jurisdictions.
The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of December 31, 2008, our cash and short term investment securities totaled $62.8 million, our investments totaled $108.4 million and we had $26.5 million in short term debt.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities of $52.3 million as of December 31, 2008. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 18, 2009 to common stockholders of record on March 4, 2009.

Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Tokyo, Dallas, San Francisco and Chicago.
Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Advisory fees	$61,850,384	$86,957,417	$218,196,923	$366,662,286
Merchant banking revenue	(9,354,149)	8,494,571	121,203	28,304,543
Interest income	264,251	1,545,414	3,554,921	5,455,582

Total revenues	52,760,486	96,997,402	221,873,047	400,422,411
Expenses
Employee compensation and benefits	24,182,102	43,893,245	102,049,624	183,456,281
Occupancy and equipment rental	2,706,780	2,697,703	10,640,820	9,780,212
Depreciation and amortization	1,165,305	1,130,743	4,592,176	4,228,714
Information services	1,146,962	1,202,300	5,671,879	5,149,724
Professional fees	1,612,968	1,343,448	4,784,812	4,326,002
Travel related expenses	1,394,082	1,792,016	6,999,759	6,782,611
Interest expense	654,802	942,607	3,580,292	3,023,763
Other operating expenses	204,472	722,160	5,695,323	6,474,027

Total expenses	33,067,473	53,724,222	144,014,685	223,221,334
Income before taxes and minority interest	19,693,013	43,273,180	77,858,362	177,201,077
Minority interest in net income of affiliates	(347,003)	64,506	(511,670)	91,610

Income before taxes	20,040,016	43,208,674	78,370,032	177,109,467
Provision for taxes	7,504,124	14,682,659	29,391,962	61,833,195

Net income	$12,535,892	$28,526,015	$48,978,070	$115,276,272

Average common shares outstanding:
Basic	28,692,044	27,884,741	28,166,520	28,634,769
Diluted	28,743,525	27,995,716	28,214,015	28,728,293
Earnings per share:
Basic	$0.44	$1.02	$1.74	$4.03
Diluted	$0.44	$1.02	$1.74	$4.01
Dividends declared and paid per common share	$0.45	$0.38	$1.80	$1.26